UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2017

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of June 5, 2017, Donna Nichols, the Chief Accounting Officer and Controller of Recro Pharma, Inc. (the “Company”) is no longer employed with the Company.

On June 5, 2017, the Company appointed Ryan Lake as Senior Vice President of Finance and Chief Accounting Officer of the Company.

In connection with Mr. Lake’s appointment, the Company entered into an employment agreement (the “Employment Agreement”), dated June 5, 2017, with Mr. Lake, pursuant to which Mr. Lake receives an annual base salary of $270,000, subject to review and adjustment from time to time, in the discretion of the Company’s Compensation Committee of the Board (the “Compensation Committee”), and a signing bonus of $65,000. Pursuant to the Employment Agreement, Mr. Lake is eligible to participate in the Company’s incentive bonus plan in amounts and percentages as determined by the Compensation Committee, with a target cash bonus equal to 35% of his annual base salary. Mr. Lake is also eligible to participate in the Company’s benefits programs (including equity incentive plans). The initial term of the Employment Agreement is one year and automatically renews for one-year periods, unless terminated by either party upon 30 days written notice.

Pursuant to the Employment Agreement, if the Company terminates Mr. Lake’s employment without cause (as defined in the Employment Agreement) or if Mr. Lake resigns for certain reasons described below within 12 months of a change of control (as defined in the Employment Agreement), Mr. Lake will be entitled to receive (i) his base salary, (ii) the value of any accrued but unused vacation and paid time off, (iii) any earned but unpaid bonus, (iv) reimbursement of any proper business expenses, in each case through and as of the date of termination (collectively, the “Accrued Benefits”), (v) continuation of his base salary for twelve months from the date of termination; (vi) his pro-rata annual bonus as of the date of termination; and (vii) outplacement services for a period of 12 months following the date of termination, which shall not exceed $25,000 . If Mr. Lake’s employment is terminated as a result of his death or disability (as defined in the Employment Agreement), he or his estate, as applicable, would be entitled to receive (i) the Accrued Benefits, (ii) continuation of his base salary for six months from the date of termination; and (iii) his pro-rata annual bonus as of the date of termination.

Additionally, the Board approved grants to Mr. Lake, effective on June 5, 2017, of (i) an option to purchase 65,000 shares (the “Option”) of the Company’s common stock and (ii) a restricted stock unit award covering 10,000 shares of the Company’s common stock (the “RSU Award”), each as an inducement material to his acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4). The Option will vest in equal monthly installments over 48 months, beginning one month from the date of grant, subject to continued employment with the Company. The RSU Award will vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with the Company. The Option and the RSU Award will each vest upon a change in control of the Company.

The description of the Employment Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

Mr. Lake, age 39, has served as the Vice President of Finance and Chief Financial Officer of Aspire Bariatrics, Inc., or Aspire, a commercial-stage medical device company, from July 2015 to May 2017. Prior to joining Aspire, Mr. Lake held various executive management and senior finance positions, including Director of the Natural Materials Division, Controller and Senior Director of Finance, at DSM Biomedical, a division of Royal DSM, a biomaterials company, from June 2012 until July 2015. Prior to that, Mr. Lake held various senior financial positions, most notably Senior Director of Finance and Interim CFO, with Kensey Nash Corporation, a biomaterials company, from 2002 until its acquisition by Royal DSM in June 2012.

There are no family relationships between Mr. Lake and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document

10.1	Employment Agreement, dated June 5, 2017, between Recro Pharma, Inc. and Ryan Lake.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2017

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name: Gerri A. Henwood
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Employment Agreement, dated June 5, 2017, between Recro Pharma, Inc. and Ryan Lake.